Exhibit 10.1

January 10, 2013

Gregg Dixon

27 Newman Rd

Newbury MA 01951

Re:	2013 Salary for Equity Program for Senior Team Members

Dear Gregg,

This letter documents an adjustment in your 2013 base salary related to your election to participate in the voluntary program entitled “2013 Salary for Equity Program for Senior Team Members”. Details of the change in your compensation for the calendar year 2013 are below:

•	Effective Dates: December 31, 2012 through December 31, 2013

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Salary Adjustment: Your current annual base salary of $265,000.06 (bi-weekly $9,615.39) will be reduced by $240,000, as confirmed on your signed election form, resulting in an adjusted 2013 annual base salary of $25,000.06, (bi-weekly $961.54). Periods of less than two weeks will be prorated accordingly.

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Bonus: Your current bonus plan remains in effect, with regard to the targeted % of salary and structure. Your 2013 bonus amount will be calculated based upon the annual salary prior to adjustment for inclusion in this program, plus any additional merit or base compensation changes that have occurred subsequent to the commencement of this program.

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Conclusion of Program: At the conclusion of the “2013 Salary for Equity Program for Senior Team Members”, your base salary will revert back to your January 1, 2013 base level plus any additional merit or base compensation changes that have occurred subsequent to the commencement of this program.

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Restricted Stock: The Company will recommend to its Board of Directors that it grant you a number of shares of restricted stock, at $.001 par value per share, equal to the portion of base salary that you elected to reduce in connection with the program and such restricted stock will be granted in accordance with EnerNOC’s 2007 Employee, Director and Consultant Stock Plan, subject to the terms of the Company’s Restricted Stock Agreement and any other applicable stock agreement, shareholder agreement and other restrictions or provisions that are generally applicable to shares purchased by Company employees, and amended from time to time by the Company. The restricted shares will be priced at the closing value of EnerNOC’s stock as reported on the NASDAQ Global Market on the later of January 10, 2013 or the date approved by the Board of Directors (“Grant Date”) pursuant to EnerNOC’s standard form of Restricted Stock Agreement (the “Restricted Stock”). Stock issued to me in connection with this program, issued on January 10, 2013, will vest as follows:

•	33% on May 1, 2013

•	33% on September 1, 2013

•	Remaining unvested Restricted Stock on January 1, 2014

Some or all of these vesting dates may fall within a standard or special blackout period, which will remain in effect throughout the term of this program.

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At-Will Status of Employment: Neither this letter nor your response to it, constitutes a contract of employment for any term. Your employment with the Company is at-will. I understand that neither the ability to participate in the Salary-for-Equity Program offer nor actual participation in the Salary-for-Equity Program offer will be construed as a right to continued employment with EnerNOC or any of its subsidiaries.

•	Termination: If you cease providing services to EnerNOC before all of the shares of Restricted Stock vest, you will forfeit any unvested portion of your Restricted Stock grant.

•	Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

In accepting participation in this program, you give us your assurance that you have read and understand the parameters of the “2013 Salary for Equity Program for Senior Team Members” stated in this document.

Sincerely,

/s/ Patricia O’Neill

Patricia O’Neill, VP, Human Resources

Signed	/s/ Gregg Dixon

Name	Gregg Dixon

Date	1/10/2013